EXHIBIT 6

                                  EAGLE PRESS

                              FINANCIAL STATEMENTS

                      APRIL 30, 1996 AND DECEMBER 31, 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

The Sole Proprietor
Eagle Press:

     We have audited the accompanying balance sheets of Eagle Press as of April 30, 1996 and December 31, 1995, and the related statements of income, proprietor's equity, and cash flows for the four months ended April 30, 1996, and for the year ended December 31, 1995. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle Press as of April 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the four months ended April 30, 1996 and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
May 30, 1996

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                                  EAGLE PRESS
                                 BALANCE SHEETS


                                              APRIL 30,      DECEMBER 31,
                                                 1996            1995
                                              ----------     ------------
               ASSETS
Current assets:
  Cash......................................  $  115,965          50,177
  Accounts receivable:
     Trade..................................   1,192,624         878,303
     Other..................................      --                 110
                                              ----------       ---------
                                               1,192,624         878,413
  Inventories...............................     197,272         302,460
  Prepaid expenses..........................      13,265           8,450
                                              ----------       ---------
          Total current assets..............   1,519,126       1,239,500
Property and equipment (note 2).............   3,510,289       3,264,630
  Less accumulated depreciation.............     895,486         823,341
                                              ----------       ---------
                                               2,614,803       2,441,289
Other assets:
  Deposits..................................       3,149           3,149
  Loan fees.................................         237           1,194
                                              ----------       ---------
                                                   3,386           4,343
                                              ----------       ---------
                                              $4,137,315       3,685,132
                                              ==========       =========
 LIABILITIES AND PROPRIETOR'S EQUITY
Current liabilities:
  Accounts payable..........................  $  119,273         272,967
  Accounts payable to related
     parties................................      34,859         --
  Accrued expenses..........................      30,133          11,024
  Capitalized lease obligations (note 3)....       6,633          16,446
  Current maturities of long-term
     debt (note 4)..........................     146,827         150,243
                                              ----------       ---------
          Total current liabilities.........     337,725         450,680
Noncurrent portion of long-term debt
  (note 4)..................................   1,068,599       1,094,625
                                              ----------       ---------
          Total liabilities.................   1,406,324       1,545,305
Proprietor's equity.........................   2,730,991       2,139,827
Commitments and contingencies (note 6)......
                                              ----------       ---------
                                              $4,137,315       3,685,132
                                              ==========       =========

                See accompanying notes to financial statements.

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                                  EAGLE PRESS
                              STATEMENTS OF INCOME


                                       FOUR MONTHS
                                          ENDED          YEAR ENDED
                                        APRIL 30,       DECEMBER 31,
                                           1996             1995
                                       ------------     -------------
Net sales............................    $3,434,702       6,596,819
Cost of sales........................     2,035,379       4,348,599
                                         ----------       ---------
          Gross profit...............     1,399,323       2,248,220
Selling, general and administrative
  expenses...........................       531,151         782,792
                                         ----------       ---------
          Income from operations.....       868,172       1,465,428
Other income and (expenses):
  Interest income....................           230           1,575
  Miscellaneous income...............         5,611          34,335
  Loss on sale of assets.............       --               (1,700)
  Bad debt expense...................       --               (9,649)
  Interest expense...................       (47,936)       (132,907)
                                         ----------       ---------
          Total other income and
             (expenses)..............       (42,095)       (108,346)
                                         ----------       ---------
          Net income.................    $  826,077       1,357,082
                                         ==========       =========

                See accompanying notes to financial statements.

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                                  EAGLE PRESS
                       STATEMENTS OF PROPRIETOR'S EQUITY
                  FOR THE FOUR MONTHS ENDED APRIL 30, 1996 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Balance at December 31, 1994....................................  $1,493,283
     Net income.................................................   1,357,082
     Withdrawals................................................    (710,538)
                                                                  ----------
Balance at December 31, 1995....................................   2,139,827
     Net income.................................................     826,077
     Withdrawals................................................    (234,913)
                                                                  ----------
Balance at April 30, 1996.......................................  $2,730,991
                                                                  ==========

                See accompanying notes to financial statements.

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                                  EAGLE PRESS
                            STATEMENTS OF CASH FLOWS

                                                   FOUR MONTHS
                                                      ENDED          YEAR ENDED
                                                    APRIL 30,       DECEMBER 31,
                                                      1996              1995
                                                   -----------      ------------
Cash flows from operating activities:
  Net income.....................................   $ 826,077         1,357,082
  Adjustments to reconcile net income
   to net cash provided by
   operating activities:
     Depreciation and amortization...............      73,102           207,577
     Loss on fixed asset
     disposition.................................      --                 1,700
     (Increase) decrease in:
       Accounts receivable.......................    (314,211)         (410,041)
       Inventories...............................     105,188          (125,502)
       Prepaid expense...........................      (4,815)           (1,821)
     Increase (decrease) in:
       Accounts payable..........................    (118,835)          135,583
       Accrued expenses..........................      19,109           (11,915)
                                                    ---------        ----------
               Net cash provided by operating
                   activities....................     585,615         1,152,663
                                                    ---------        ----------
Cash flows from investing activities:
  Purchases of fixed assets......................    (245,659)         (124,501)
  Reduction of deposits..........................      --                 4,186
                                                    ---------        ----------
               Net cash (used by) investing
                   activities....................    (245,659)         (120,315)
                                                    ---------        ----------
Cash flows from financing activities:
  Reductions of long-term debt and
   capital lease obligations.....................     (39,255)         (321,102)
  Loan fees paid.................................      --                (3,650)
  Borrowing from credit line.....................      --               924,000
  Repayments to credit line......................      --              (924,000)
  Withdrawals....................................    (234,913)         (710,538)
                                                    ---------        ----------
               Net cash (used by) financing
                   activities....................    (274,168)       (1,035,290)
                                                    ---------        ----------
               Net increase (decrease) in
                   cash..........................      65,788            (2,942)
Cash at beginning of year........................      50,177            53,119
                                                    ---------        ----------
Cash at end of year..............................   $ 115,965            50,177
                                                    ==========       ==========
SUPPLEMENTARY INFORMATION:
Cash paid for interest...........................   $  47,936           132,907
                                                    =========        ==========

                See accompanying notes to financial statements.

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                                  EAGLE PRESS
                         NOTES TO FINANCIAL STATEMENTS
                      APRIL 30, 1996 AND DECEMBER 31, 1995

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     Eagle Press (the Company), a proprietorship, operates primarily as a printing company with one plant located in Sacramento, California.

  BASIS OF ACCOUNTING

     The Company's financial statements are presented in accordance with generally accepted accounting principles.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates applied in the preparation of the financial statements.

  ACCOUNTS RECEIVABLE

     The Company uses the specific write-off method of accounting for bad debts. The proprietor considers all receivables to be collectible as of April 30, 1996 and December 31, 1995.

  INVENTORIES

     The Company's inventory, consisting of paper stocks and works in progress, is valued at cost by specific identification.

  PROPERTY AND EQUIPMENT

     The Company's property and equipment are recorded at cost. Depreciation is computed using the straight-line and declining balance methods over the estimated useful lives of the assets, with appropriate provisions for salvage value. The useful lives used in computing depreciation are as follows:

     Machinery and equipment.................................  5-18 years
     Vehicles................................................     5 years
     Office equipment and software...........................     6 years
     Furniture and fixtures..................................    10 years
     Building, building improvements, and
       leasehold improvements................................    31 years

  INCOME TAXES

     Federal and state income taxes of the Company are computed on the proprietor's total income from all sources; accordingly, no provision for income taxes is made in these statements.

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(2)  PROPERTY AND EQUIPMENT

     Property and equipment recorded at cost as of April 30, 1996 and December 31, 1995 consists of:


                                                       1996         1995
                                                   ------------  -----------
Land.............................................    $   91,750       91,750
Machinery and equipment..........................     2,749,234    2,513,025
Building.........................................       341,510      341,510
Building improvements............................       146,291      146,291
Office equipment and software....................       108,686      106,740
Vehicles.........................................        42,312       42,312
Furniture and fixtures...........................        23,367       23,002
Leasehold improvements...........................         7,139      --
                                                     ----------  -----------
                                                      3,510,289    3,264,630
  Less accumulated depreciation and
     amortization................................       895,486      823,341
                                                     ----------  -----------
                                                     $2,614,803    2,441,289
                                                     ==========  ===========

     Depreciation and amortization charged to expense for the four months ended April 30, 1996 and the year ended December 31, 1995 were $73,102 and $207,577, respectively.

(3)  LEASE OBLIGATIONS

     The Company has entered into a noncancelable office lease. The three-year operating lease continues through March 14, 1997, with an option to renew the lease at that time. The Company also leases two pieces of equipment under noncancelable capital leases with interest rates of 10% and 12.86%. The following is a schedule of future minimum lease payments under noncancelable leases in the aggregate:


             YEAR ENDING
            DECEMBER 31,
            ------------
  1996.....................................................   $  48,638
  1997.....................................................       7,200
  After 1997...............................................      --
                                                              ---------
  Total minimum lease payments.............................      55,838
  Total imputed interest...................................         608
                                                              ---------
                                                              $  55,230
                                                              =========

(4)  LONG-TERM DEBT

     The Company financed the purchase of a printing press with Phoenixcor, Inc. in 1994. The stated interest rate on the note is 9.38% due March 25, 2001. Fixed payments of principal and interest in the amount of $21,722 are payable monthly with a balloon payment of $295,254 due at maturity. If the note is prepaid in full prior to the second anniversary date, a 4% premium must be paid. The premium decreases by one percent for each year thereafter. Scheduled maturities of long-term debt outstanding at December 31 of each of the years indicated are as follows: 1996 -- $150,243; 1997 -- $164,958; 1998 -- $181,113; 1999 --
$198,852; 2000 -- $218,327; thereafter -- $331,376.

(5)  RELATED PARTY

     The Company paid job referral commissions to Richard Ross, brother of John
D. Ross, the sole proprietor, totaling $51,723 and $25,000 for the four months ended April 30, 1996 and the year ended

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December 31, 1995, respectively. These commissions were paid in the normal course of business on the same terms as commissions paid to others.

(6)  COMMITMENTS AND CONTINGENCIES

     The Company has an agreement for a line of credit of $250,000 with WestAmerica Bank, secured by trade accounts receivable, which provides for working capital financing. Borrowings bear interest at the WestAmerica Bank reference rate plus 2%. No balance was outstanding as of April 30, 1996 or December 31, 1995. The line of credit was available to the Company until May 31, 1996, at which time management did not renew the line of credit.

(7)  PENSION PLAN

     All non-union employees are eligible for a simplified employee pension plan. The Company contributes up to 6% of the participants' gross annual wages to the plan. Total contributions paid to the plan were $10,163 and $21,541 for the four months ended April 30, 1996 and the year ended December 31, 1995, respectively.

(8)  CONCENTRATION OF RISK

     A substantial part of the Company's revenues comes from one customer, the loss of which could have a material effect. Approximately $2,230,000, or 65%, and $5,178,000, or 78%, of revenues for the four months ended April 30, 1996 and the year ended December 31, 1995, respectively, were attributable to this customer. Approximately $1,033,872 and $337,000 were included in receivables as of April 30, 1996 and December 31, 1995, respectively.

(9)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

     Fair value methods and assumptions are set forth below for the Company's financial instruments. As of April 30, 1996 and December 31, 1995, the estimated fair values of cash, long-term debt and the line of credit approximated their carrying amounts.

(10)  SUBSEQUENT EVENT

     On May 4, 1996, the Company and Consolidated Graphics, a commercial printing company, entered into a letter of intent that would result in Eagle Press becoming a subsidiary of Consolidated Graphics. The proposed acquisition is subject to numerous conditions that must be finalized.

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